Exhibit 99.2

Bakers Footwear Group, Inc.

Excerpts of Second Quarter Fiscal 2009 Results Conference Call Transcript

September 10, 2009

Operator: Greetings and welcome to the Baker Footwear Group, Inc. second quarter fiscal 2009 results conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Allison Malkin of Integrated Corporate Relations. Thank you, Ms. Malkin, you may begin.

Allison Malkin: Thank you. Good morning, everyone. Before we get started, I would like to remind you of the company’s safe harbor language, which I’m sure you’re all familiar with. The statements contained in this conference call which are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties which are described in the company’s filings with the SEC.

And now, I’d like to turn the call over to Bakers’ Chairman, President and CEO, Peter Edison.

Peter Edison: Thank you, Allison. Good morning, everyone, and thank you for joining us to discuss our second quarter fiscal 2009 results. With me today is Charlie Daniel, our Executive Vice President and Chief Financial Officer. For this morning’s call, I’ll review our second quarter results and provide an update on our current business trends and our expectations for the remainder of the year. Following this, Charlie will review our financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today.

Our second quarter results reflected solid progress toward achieving our long-term strategic and financial goals. To this end, our results included positive comp store sales [...] and a reduction in our second quarter operating loss. We believe this performance is particularly noteworthy as it represents the fifth consecutive quarter of comparable store sales increases that began in last year’s second quarter. Once again, we correctly interpreted the season as fashion trends and while we remain focused on achieving profitability, we were pleased to maintain our positive sales trend [...] for the period.

For the second quarter, net sales were [$]43.7 million compared to [$]43.6 million last year. Comparable store sales increased 0.7% following a 6.4% increase last year. [...] Our net loss per share improved [...] to $0.24 from $0.32 in the second quarter of last year. Inventory declined 12.5% [...] from the end of the second quarter last year and we reduced our loan balance and bank and subordinated debt from a year ago by a combined $4.7 million.

As it relates to our assortments, our team capitalized on the key sandal trends of the season. They also maintained our narrow and deep assortment strategy, as well as our sharp value pricing, which is assisting us to drive sales productivity across a great majority of our stores while reducing end of season clearance. To this point, we ended the quarter with significantly less promotional inventory as compared to the prior year’s quarter. With total inventory down 13%, we are clean and in a position to take advantage of positive regular price selling without the overhang of carryover goods to mark down.

We opened two new stores and closed one store in the second quarter, ending the period with 240 locations as compared to 243 last year. Our plans include no additional openings or closings for the remainder of the year as we focus on improving operations and generating cash flow. We will, however, opportunistically take advantage of store lease opportunities that do not require capital outlays.

Despite a tough start to the third quarter, we remain encouraged about our opportunities this fall, driven by the excitement in boots across all classifications. Although our August comparable store sales were down 10.3%, we believe this performance represents an anomaly as August sales were negatively impacted by lower levels of clearance inventory versus the prior year and a later Labor Day. Our comparable store sales have rebounded in September, up 5.1% through Labor Day as we transition more of our assortment to fall. Our boot results have us optimistic regarding our ability to maintain positive comparable store sales for the remainder of the year.

While our merchandising strategy will continue to focus on interpreting current trends for our fashion conscious customers while increasing the allocation of our Bakers private label styles in our stores. We also have focused on managing our sourcing costs, enabling us to improve our initial markups, even as we maintain attractive price points for our customers. In addition, we will maintain our strategy of buying narrow and deep assortments to improve store profitability.

As noted in this morning’s press release, this week we amended the terms of our debt and credit agreements with [Private Equity Management Group, Inc.] and Bank of America. [...] Importantly, we continue to believe that our credit facility has adequate liquidity to fund anticipated working capital requirements for our 2009 business plan and we expect our operating results for the remainder of 2009 will allow us to meet out debt covenants. We ended the second quarter with $900,000 of unused borrowing capacity on our asset-based credit facility. We’re also continuing to [work with] our landlords and vendors in arranging payment terms that are reflective of the company’s seasonal cash flow patterns in order to manage availability.

In summary, we believe we remain on track to generate improved operating results [...] during the remainder of fiscal 2009.

Now I would like to turn the call over to Charlie.

Charles Daniel: Thank you, Peter. For the second quarter, the 13 weeks ended August 1, 2009, net sales increased 0.3% to $43.7 million from $43.6 million in the 13 weeks ended August 2nd, 2008. Comparable store sales increased 0.7% following an increase of 6.4% in the second quarter last year. Gross profit remained even with the second quarter last year at $12.9 million or 29.6% of net sales.

Selling expenses for the second quarter decreased 1.8% to $10 million or 22.9% of net sales from $10.2 million or 23.4% of net sales in the second quarter last year. The decrease in selling expenses was primarily due to lower depreciation expense. General and administrative expense for the second quarter increased 1.2% to $4.1 million or 9.3% of net sales from [...] $4 million or 9.2% of net sales in the second quarter of fiscal 2008.

Our sales growth, coupled with improved SG&A leverage, led to a 14.9% reduction in our second quarter operating loss to $1.2 million from an operating loss of $1.4 million in the prior year period. Net loss for the second quarter was $1.7 million or $0.24 per share compared to a net loss of $2.3 million or $0.32 per share last year.

For the first six months of fiscal 2009, net sales increased 1.8% to $88.7 million from $87.1 million in fiscal 2008. Comparable store sales were up 2.8% compared to a decrease of 3.1% in the first six months last year. We reduced our operating loss for the first six months of fiscal 2009 by $2.3 million to a $3.1 million loss from a $5.4 million loss in the prior year period. Our net loss was $4.5 million or $0.62 per share compared to a net loss of $6.9 million or $1.02 per share in the first half last year.

Turning to the balance sheet, at the end of the second quarter of fiscal 2009, total inventories remained well controlled, decreasing 12.5% to $18.9 million from $21.6 million a year ago. This reflects significantly less promotional merchandise and a later Labor Day compared to a year ago. At quarter end, we had negative working capital of $15.4 million. This includes $7.7 million of long-term debt, which is classified in current liabilities for accounting purposes. Despite this classification requirement, we only have $2.8 million of scheduled repayments on our long-term debt over the next 12 months. At quarter end, we had $900,000 of unused borrowing capacity under our revolving credit facility. Our capital expenditures for the first half of the year were $207,000 compared to $639,000 last year. For all of fiscal 2009, we anticipate total capital expenditures will not exceed $1 million.

Now I will turn the call back over to Peter for closing remarks.

Peter Edison: Thank you, Charlie. In summary, we’re pleased with our positioning as we begin the fall season. Our team is doing a great job in interpreting emerging fashion trends and our customers are responding. We’ll continue to execute our fiscal discipline, and we expect these strategies to result in [...] continued improvement in future years.

With that, I’d like to turn the call over to the operator to begin the question and answer portion.

Operator: Thank you, sir. Ladies and gentlemen, at this time we’ll be conducting a question and answer session. If you’d like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue and for participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment, please, while we poll for questions.

Our first question today comes from the line of Scott Krasik from CL King. Please proceed with your question.

Scott Krasik: Hey, Peter, how are you?

Peter Edison: Good, Scott. How are you?

Scott Krasik: I’m well. Just wanted to get a little more color on your boot comments. You know, is this casual versus dress? What are some of the trends? Is it Baker branded versus national brands? And maybe just [inaudible] a little more.

Peter Edison: Yes, I don’t want to get too specific because there’s still time for competitive reaction to that. I’ll just say a couple of things. It’s a broad-based fashion response happening in more than four different categories at once so it’s clear that it is sort of a dominant fashion statement for the season. I’d prefer not to go into which of the sub-categories are stronger than others at this time.

Scott Krasik: Mm-hmm. And branded versus Baker brand?

Peter Edison: We tend to buy our boots Bakers brand because of price point. We have some branded boots and they’re very good, but we don’t build our big inventories and our big stock positions in branded boots generally.

Scott Krasik: And price versus a year ago, are you getting higher prices, same, lower, what...?

Peter Edison: No, I mean on comparable product, it’s lower. We have more product below $100 this year. We did that specifically to continue to develop our value pricing strategy and in boots, that’s where you have to be for value pricing. So we are sharper within the boot category but in total for the Company, because there’s more boots, it may not be lower prices for the Company. But within the boot category, it is sharper prices.

Scott Krasik: And you were probably able to buy to that sort of pricing too?

Peter Edison: Absolutely. We... You know, you plan it from the beginning.

Scott Krasik: Right.

Peter Edison: And you source in the countries you need to source in; you use the materials you need to use in order to build boots to sell at $99.

Scott Krasik: And then where are you in terms of athletic versus non-athletic? How big is athletic as a percent of sales now and...?

Peter Edison: Athletic is less than 5% of sales.

Scott Krasik: Okay, I’ll...

Peter Edison: So it’s virtually meaningless.

Scott Krasik: Okay, that helps. And then just for fall or what’s the percentage of Bakers versus national brands now?

Peter Edison: We’re probably about 86% Bakers versus national brands.

Scott Krasik: Okay. All right, thanks. Good luck, Peter.

Peter Edison: Thanks, Scott.

Operator: Thank you. Our next question comes from the line of John Zolidis with Buckingham Research. Please proceed with your question.

John Zolidis: Hi, good morning.

Peter Edison: Morning, John.

John Zolidis: Just looking at the cash flow statement in the [10-Q] here. I mean I see, you know, the net loss was reduced; we got inventories down. It looks like you reduced total indebtedness by over $4 million and especially like to see the change in cash flow from operations from a use of 5 million to a generation of almost 5 million.

Peter Edison: Right.

John Zolidis: The only thing that stands out in here that I’d like to ask a question about is the accounts payable line.

Peter Edison: Mm-hmm.

John Zolidis: Which was a big benefit to working capital so I was just wondering if you could talk about the change in accounts payable? Is this new level of accounts payable that... more like sustainable? Or is this a one-time kind of timing issue? Or, well what’s up with that?

Peter Edison: It’s... The lion’s share of that has to do with rent deferrals negotiated with landlords. We believe that it is sustainable if we need it. They’re very cooperative and very much partners in our business. Our total accounts payable as a Company, if you look at and compare it to accounts payable across the retail footwear industry, it’s less than half the average of... or less than half of anyone else’s accounts payable so we believe that level is easily sustainable.

John Zolidis: Okay, that’s... so that’s good news for liquidity. And that’s a good segue into my second question, which was going to be on rents. I mean you’re not opening stores except opportunistically, as you mentioned. Can you talk about the opportunity to get rent expenses lower and maybe just give us a little bit of parameters on kind of time horizon?

Peter Edison: Yes, rents are going lower. The trade-off and the important factor for landlords is they want to keep doors open and lights on. And so that is also part of our willingness to take other footwear spaces that someone else might have vacated for the right rent amount because we want to be a good partner to our landlord because they will help us, witnessing, for example, the rent deferral. So what I see happening in rents, if you look generally, A malls are still getting flat to some increases; B malls are anywhere from flat to down 15% in rent; C malls are down 50% when you renew them; and D malls, if you’ve got them, are down 80%.

The net effect of all of that would be to reduce rents on average 3 or 4% a year because all your leases just aren’t up at the same time and you really can’t renew leases... you can’t reduce rents without the term being up. Landlords aren’t giving on that, not in mall landlords. Strip landlords might but mall landlords don’t. So I don’t know if that answers your question.

John Zolidis: Yes, absolutely. Three to 4% per year; can you just give us an idea of what the... what... how big rent is in your expense structure? Like how...

Peter Edison: Yes, rents, we pay close to $40 million a year in rent so I guess that’s 20% of sales.

John Zolidis: Okay. So that’s... it’s material.

Peter Edison: Yes.

John Zolidis: And one of the other footwear retailers talked about costs for product coming down at a double digit rate starting in the fourth quarter, which, it sounded like a lot but are you seeing costs come down into the back half of the year and maybe into 2010?

Peter Edison: Yes, we have seen costs come down. We’re buying shoes at an average retail that is lower but I can’t break that apart [...] for you from what we have done ourselves versus same product cost reductions. You know, we’ve gone after that and some of that has been the way we’ve built shoes and some of it has been the additional quantities per style that we’ve been buying. So I just don’t have... I don’t think there’s a double digit decrease in apples-to-apples shoe prices, but I think there’s plenty you can do to reduce your cost in this value environment, although double digits is too high. We... You know, I don’t see that. We’re able to get about 100 basis points more markup with what we’ve done and reduce our retails so that’s a positive.

John Zolidis: Absolutely. And then one last question, just on comps improving in September. Can you talk about the weather? Have you been able to correlate the improvement in sales to the weather breaking at all?

Peter Edison: No, [...] We haven’t really looked at the weather. It seems like it’s been sort of cooler and wetter all through August and September and so I didn’t... we didn’t see a dramatic reduction in temperature like we did three years ago in September on the Labor Day weekend, which caused September to spike. So I don’t see it as a weather thing, although it is clear that we are not having a long, hot, extended summer, which is probably going to be good for the boot business.

John Zolidis: Right. So you’d attribute more of the comp trend over August, September to those other factors that you already mentioned, the lower levels of clearance inventory and the shift in Labor Day?

Peter Edison: Yes.

John Zolidis: Okay, great. Thanks a lot and good luck.

Peter Edison: Thank you.

Operator: Thank you. Ladies and gentlemen, as a reminder, if you’d like to ask a question, you may do so by pressing star, one on your telephone keypad at this time. One moment, please, while we poll for any further questions.

Thank you, ladies and gentlemen, but we have no further questions at this time. I’d like to turn the floor back to management for closing remarks.

Peter Edison: Okay, thanks, everybody, for joining us and we look forward to speaking with you when we report third quarter results in December.

Operator: Ladies and gentlemen, this concludes today’s teleconference and you may disconnect your lines at this time. Thank you for your participation.